UNDERWRITING AGREEMENT

This Agreement made as of February 5, 2019 by and between BOYAR VALUE FUND, INC., a Maryland corporation (the "Fund"), and Ladenburg Thalmann & Co. Inc., a Delaware corporation ("Underwriter").

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, Underwriter is a broker-dealer registered with the Securities and Exchange Commission and a member of the New York Stock Exchange, Inc., American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. ("FINRA");

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, the parties agree as follows:

1.        Appointment.

The Fund hereby appoints Underwriter as its exclusive agent for the distribution of the shares of capital stock (the "Shares") of the Fund, and Underwriter hereby accepts such appointment under the terms of this Agreement. While this Agreement is in force, the Fund shall not sell any Shares except on the terms set forth in this Agreement. Notwithstanding any other provision hereof, the Fund may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.        Sale and Repurchase of Shares.

(a)       Underwriter will have the right, as agent for the Fund, to enter into dealer agreements with responsible investment dealers, and to sell Shares to such investment dealers against orders therefor at the public offering price (as defined in subparagraph 2(e) hereof) less a discount determined by Underwriter, which discount shall not exceed the amount of the sales charge stated in the Fund's effective Registration Statement on Form N-1A under the Securities Act of 1933, as amended, including the then current prospectus and statement of additional information (the "Registration Statement"). Upon receipt of an order to purchase Shares from a dealer with whom Underwriter has a dealer agreement, Underwriter will promptly cause such order to be filled by the Fund.

(b)       Underwriter will also have the right, as agent for the Fund, to sell such Shares to the public against orders therefor at the public offering price.

(c)       Underwriter will also have the right, as agent for the Fund, to sell Shares at their net asset value to such persons as may be approved by the Directors of the Fund, all such sales to comply with the provisions of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(d)       Underwriter will also have the right to take, as agent for the Fund, all actions which, in Underwriter's judgment, are necessary to carry into effect the distribution of the Shares.

(e)       The public offering price for the Shares of the Fund shall be the net asset value of the Shares then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. In no event shall any applicable sales charge exceed the maximum sales charge permitted by the Rules of Fair Practice of FINRA.

(f)       The net asset value of the Shares shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The net asset value of the Shares shall be calculated by the Fund or by another entity on behalf of the Fund. Underwriter shall have no duty to inquire into or liability for the accuracy of the net asset value per Share as calculated.

(g)       On every sale, the Fund shall receive the applicable net asset value of the Shares promptly, but in no event later than the tenth business day following the date on which Underwriter shall have received an order for the purchase of the Shares. Underwriter shall have the right to retain the sales charge less any applicable dealer discount.

(h)       Upon receipt of purchase instructions, Underwriter will transmit such instructions to the Fund or its transfer agent for registration of the Shares purchased.

(i)       Nothing in this Agreement shall prevent Underwriter or any affiliated person (as defined in the Act) of Underwriter from acting as underwriter or distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict Underwriter or any such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that Underwriter expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Fund under this Agreement.

(j)       Underwriter, as agent of and for the account of the Fund, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

3.       Sale of Shares by the Fund.

The Fund reserves the right to issue any Shares at any time directly to the holders of Shares ("Shareholders"), to sell Shares to its Shareholders or to other persons approved by Underwriter at not less than net asset value and to issue Shares in exchange for substantially all the assets of any corporation or trust or for the shares of any corporation or trust.

4.       Basis of Sale of Shares.

Underwriter does not agree to sell any specific number of Shares. Underwriter, as agent for the Fund, undertakes to sell Shares on a best efforts basis only against orders therefor.

5.       Rules of FINRA, etc.

(a) Underwriter will conform to the Rules of Fair Practice of FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares.

(b) Underwriter will require each dealer with whom Underwriter has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither Underwriter nor any such dealers shall withhold the placing of purchase orders so as to make a profit thereby.

(c) Underwriter agrees to furnish to the Fund sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in adequate time for the Fund to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

(d) Underwriter, at its own expense, will qualify as dealer or broker, or otherwise, under all applicable State or federal laws required in order that Shares may be sold in such States as may be mutually agreed upon by the parties.

(e) Underwriter shall not make, or permit any representative, broker or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current prospectus and statement of additional information covering the Shares and in printed information approved by the Fund as information supplemental to such prospectus and statement of additional information. Copies of the then effective prospectus and statement of additional information and any such printed supplemental information will be supplied by the Fund to Underwriter in reasonable quantities upon request.

6.       Records to be Supplied by Fund.

The Fund shall furnish to Underwriter copies of all information, financial statements and other papers which Underwriter may reasonably request for use in connection with the distribution of the Shares, and this shall include, but shall not be limited to, one certified copy, upon request by Underwriter, of all financial statements prepared for the Fund by independent public accountants.

7.       Expenses.

In the performance of its obligations under this Agreement, Underwriter will pay the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by the Fund or Underwriter in accordance with agreements between them as permitted by applicable law, including the Act and rules and regulations promulgated thereunder.

8.       Indemnification of Fund.

Underwriter, to the extent of the net commissions received by it from the sale of Shares but to no greater amount, agrees to indemnify and hold harmless the Fund, and each person who has been, is, or may hereafter be a director, officer, employee, shareholder or control person of the Fund, against any loss, damage or expense (including the reasonable costs of investigation) reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact necessary to make the statements not misleading, on the part of Underwriter or any agent or employee of Underwriter or any other person for whose acts Underwriter is responsible, unless such statement or omission was made in reliance upon written information furnished by the Fund. Underwriter likewise, to the extent of the net commissions received by it from the sale of Shares but to no greater amount, agrees to indemnify and hold harmless the Fund and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of Underwriter's failure to exercise reasonable care and diligence with respect to its services, if any, rendered in connection with investment, reinvestment, automatic withdrawal and other plans for Shares. The term "expenses" for purposes of this and the next paragraph includes amounts paid in satisfaction of judgments or in settlements which are made with Underwriter's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Fund or each such person may be entitled as a matter of law.

9.       Indemnification of Underwriter.

Underwriter, its directors, officers, employees, shareholders and control persons shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of any of such persons in the performance of Underwriter's duties or from the reckless disregard by any of such persons of Underwriter's obligations and duties under this Agreement. The Fund will advance attorneys' fees or other expenses incurred by any such person in defending a proceeding, upon the undertaking by or on behalf of such person to repay the advance if it is ultimately determined that such person is not entitled to indemnification. Any person employed by Underwriter who may also be or become an officer or employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of Underwriter.

10.       Termination and Amendment of this Agreement.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment is approved (i) by Underwriter, (ii) either by action of the Board of Directors of the Fund or at a meeting of the Shareholders of the Fund by the affirmative vote of a majority of the outstanding Shares, and (iii) by a majority of the Directors of the Fund who are not interested persons of the Fund or of Underwriter by vote cast in person at a meeting called for the purpose of voting on such approval.

The parties may terminate this Agreement upon mutual written consent and the Fund may at any time terminate this Agreement on ten (10) days' written notice delivered or mailed by registered mail, postage prepaid, to Underwriter.

11.       Effective Period of this Agreement.

This Agreement shall take effect upon its execution and shall remain in full force and effect for a period no later than the meeting of the Fund’s board of directors to be held in August 2019 (unless terminated automatically as set forth in Section 10 or otherwise agreed to in writing by the parties, and subject to the requirements of the Act).

12.       New Series.

The terms and provisions of this Agreement shall become automatically applicable to any additional series of the Fund established during the initial or renewal term of this Agreement.

13.       Successor Investment Company.

Unless this Agreement has been terminated in accordance with Paragraph 10, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Fund as a result of a reorganization, recapitalization or change of domicile.

14.       Severability.

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

15.       Questions of Interpretation.

(a) This Agreement shall be governed by the substantive laws of the State of New York without regard to its conflict of law provisions. Any disputes arising out of this Agreement shall be adjudicated solely in the courts of the State of New York or the federal court for the Southern District of New York (in either case only within New York County, New York). The parties each agree to personal jurisdiction and venue solely within New York County, New York, waive any objections to personal jurisdiction and venue in New York County, New York, and agree not to seek personal jurisdiction and venue in any other location.

(b) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts located in New York County, New York or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16.       Notices.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund for this purpose shall be 32 West 39th Street, New York, New York 10018, and that the address of Underwriter for this purpose shall be 590 Madison Avenue, 34th Floor, New York, New York 10022.

IN WITNESS WHEREOF, the Fund and Underwriter have each caused this Agreement to be signed in duplicate on its behalf, all as of the day and year first above written.

ATTEST:	BOYAR VALUE FUND, INC.

By: /s/ Sam Singh
Name: Sam Singh

ATTEST:	LADENBURG THALMANN & CO. INC.

By: /s/ Phillip Blancato
Name: Phillip Blancato